UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

March 17, 2003

Date of Report (Date of Earliest Event Reported)

PROBUSINESS SERVICES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-22227	94-2976066

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4125 Hopyard Road
Pleasanton, CA 94588

(Address of principal executive offices)

(925) 737-3500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events
SIGNATURES

Item 5. Other Events

     This additional information is being provided in connection with the Special Meeting of Stockholders of ProBusiness Services, Inc. (“ProBusiness”) to be held on March 20, 2003.

Interests of ProBusiness’ Directors and Management in the Merger

     Stock Options. As stated in the Proxy Statement circulated in connection with the Special Meeting, options to purchase our common stock will vest in full and be cancelled upon the completion of the merger in exchange for a cash payment equal to the excess, if any, of the $17.00 per share merger consideration over the per share option exercise price, multiplied by the number of shares of common stock subject to the option. This includes unexercised options held by executive officers and directors. Messrs. Sinton, Bizzack, Blalock, Klei, Corcoran, Hodgson, Readmond, Raney and Spadafora, hold options to purchase approximately 430,000, 452,500, 442,500, 448,750, 150,000, 40,416, 62,500, 40,000 and 40,000 shares of our common stock, respectively. These options were granted to each individual over the course of their employment or service in accordance with the 1996 Stock Plan.

Background to the Merger

     During November 2002, at the direction of our Board of Directors, Goldman Sachs, our financial advisor, contacted nine companies to determine whether there was any interest in a potential strategic transaction with us. As a result of such efforts, we determined to proceed with a bid process and we entered into confidentiality agreements with six of these companies. The board of directors ultimately determined that the ADP offer provided the highest financial consideration and was therefore determined by the board to be the best proposal that had been submitted to us during the bid process and that it would be in the best interest of our stockholders to pursue a merger with ADP.

Discounted Cash Flow Analysis

     As stated in the Proxy Statement circulated in connection with the Special Meeting, Goldman Sachs performed a discounted cash flow analysis on ProBusiness. Goldman Sachs used our management’s projections of free cash flows for ProBusiness for the fiscal years 2003 through 2006 and calculated ranges of illustrative implied future equity values of ProBusiness in fiscal 2006 based on terminal multiples of 10x, 15x, 20x, 25x and 30x fiscal year 2007 estimated earnings. The annual future cash flows and these ranges of illustrative implied future equity values were then discounted to calculate ranges of illustrative implied present values per common share using discount rates of 10%, 11%, 12%, 13% and 14%. This analysis indicated a range of illustrative implied present values for the shares of ProBusiness common stock set forth in the chart below.

Illustrative Implied Present Values Per Share

Selected Multiples of Fiscal Year 2007
Estimated Earnings

	10x	15x	20x	25x	30x

Discount Rate
10.0%	$7.57	$11.03	$14.48	$17.93	$21.39
11.0	7.32	10.66	14.01	17.35	20.70
12.0	7.07	10.31	13.55	16.79	20.03
13.0	6.83	9.97	13.11	16.26	19.40
14.0	6.60	9.64	12.69	15.74	18.79

Convertible Preferred Stock Purchase Agreement

     Pursuant to a 6.9% Senior Convertible Preferred Stock Purchase Agreement dated August 1, 2000 (the “Purchase Agreement”), our preferred stock was offered for sale to entities affiliated with General Atlantic Partners, LLC (collectively, “General Atlantic”) at a purchase price of $26.50 for each share of preferred stock.

     Under the terms of the August 2000 transaction, General Atlantic purchased 1,132,075 shares of our preferred stock. The preferred stock carries a 6.9% annual cumulative dividend payable by the issuance of further shares of preferred stock, and is convertible at the option of General Atlantic into shares of our common stock. In connection with the merger, General Atlantic has elected to deem the merger a liquidation event and is entitled to receive the stated liquidation amount, which is equal to the original preferred stock purchase price of $26.50, in cash for each share of preferred stock held by them (including any shares of preferred stock that are issuable as a result of any accrued but unpaid dividends).

     On August 16, 2000, we filed a Form 8-K with the Securities and Exchange Commission announcing the transaction and attaching the Purchase Agreement and the Certificate of Designation of the 6.9% Senior Convertible Preferred Stock as exhibits 10.1 and 4.1.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 17, 2003	PROBUSINESS SERVICES, INC.

	By:	/s/ Thomas H. Sinton Thomas H. Sinton Chairman of the Board, President and Chief Executive Officer